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                                                                    EXHIBIT 99.1





Thursday, April 28, 1994                                  Contact: Suzanne Best
                                                               (713) 296-6154



        Johnson Resigns as Apache President; Farris Picked as Successor

HOUSTON -- Apache Corporation announced today the resignation of William J. Johnson as President, Chief Operating Officer and a director. Johnson has agreed to stay on with the company in a non-executive, consulting capacity.

         Apache's management has recommended G. Steven Farris, Apache's Senior Vice President -- Exploration and Production, succeed Johnson as President and Chief Operating Officer. Apache's board of directors is expected to act on management's recommendation at its next board meeting, scheduled for May 5, 1994.

         Farris, 46, joined Apache in 1988 as Vice President and was promoted to Senior Vice President in 1991. Farris currently oversees all of the company's domestic oil and gas operations and was responsible for designing and implementing Apache's integrated exploration and production systems.

         Apache Corporation is an independent energy company engaged in the exploration for and the development and production of natural gas and crude oil. The company's securities are traded on the New York and Chicago Stock Exchanges (symbol APA).


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